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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 22, 2011
 Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Delaware	001-347129	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA    93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On November 22, 2011, S&W Seed Company (the "Company") entered into a one-year Agricultural Sub-Sublease Agreement with Triangle T Partners, LLC ("Triangle T Partners") under the terms of which the Company agreed to sublease approximately 1,400 acres of farmland in Madera County for seed alfalfa production and approximately 1,200 acres for the planting of other crops (collectively, the "leased property") owned by John Hancock Life Insurance Company (U.S.A.) ("John Hancock"). John Hancock purchased the property known as Triangle T Ranch from Triangle T Partners in 2009, and the parties entered into an Agricultural Sublease in connection with that purchase transaction. The Company is now subleasing a portion of the subleased farmland.

The sub-sublease provides for a lump sum payment of $352,000 in exchange for the right to farm the leased property through November 15, 2012. Although the sub-sublease is between the Company and Triangle T Partners, payment was made directly to John Hancock, with Triangle T receiving no payment as the lessor. In addition to the annual rent payment, the Company will pay for all farming operations and will be responsible for keeping, maintaining and repairing all parts of the lease property, including buildings, roads, pumping drainage and irrigation systems, equipment, as well as paying the costs of insurance, utilities, assessments and other costs incidental to the farming and maintenance of the subleased property. The Company will be entitled to all income and proceeds from the farming operations on the leased property, including but not limited to income and proceeds from all crops, crop insurance, government payments and subsidies. The sub-sublease does not expressly provide a renewal option, but the Company anticipates that it will have the opportunity to discuss an extension of this arrangement with Triangle T prior to the expiration of the original sub-sublease agreement. However, neither party is under any current obligation beyond the original term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by theundersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Senior Vice President and Chief Financial Officer

Date: November 29, 2011